EXHIBIT 99.1

4Front Ventures Corp. Closes Transformational Senior Secured Debt to Equity Conversion

PHOENIX, Jan. 31, 2024 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced the closing of its amendment to the loan and security agreement (collectively, the "Amendment") with its senior secured lender, LI Lending, LLC (the "Lender"), as previously announced on January 8, 2024, under which the Lender converted approximately 44% ($USD 23,000,000) of the principal amount of its debt into class A subordinate voting shares of the Company (the "SVS") at a conversion price of $CAD 0.125 ($USD 0.094) per SVS (the "Conversion Price"). The terms of the remaining loan balance with the Lender (the "Loan") remained unamended.

"The confidence LI Lending has shown in our business through the culmination of this transaction has been incredibly encouraging," said Andrew Thut, CEO of 4Front Ventures. "This strategic arrangement has enabled us to begin 2024 on the right footing, with a materially strengthened balance sheet and capital partners now clearly aligned in creating long-term equity value. The reduction of senior secured debt and associated debt service payments provides significant financial flexibility as we prepare for the future and focus on delivering sustainable and profitable growth while driving our company to be an industry leader. With this momentum and several potential transformational industry milestones ahead, we believe we are entering an exciting new era for both 4Front and the U.S. cannabis industry as a whole."

Under the terms of the Amendment, the Company also granted to the Lender a restricted stock unit ("RSU") to maintain the Lender's current ownership percentage (calculated on a partially diluted basis) in the Company exercisable into SVS in the event any financing is completed by the Company at a price less than the Conversion Price during the six months from the date of issuance (the "Financing"). Additionally, under the terms of the Amendment, the Company provided warrant coverage of 15%, with an exercise price of $CAD 0.144 or $USD 0.108. This price represents a premium of 15% from the Conversion Price. Each Warrant is exercisable into one SVS for a term of three years.

In addition to the Company's success in strengthening the balance sheet through debt conversion, the Board of Directors, aiming to align more closely with the Company's objective of long term shareholder value creation, has chosen to cap their annual remuneration for the duration of the LI loan, and at least for the period from January to April 2024, to receive this remuneration in RSUs.

About 4Front Ventures Corp.

4Front is a national, vertically integrated multi-state cannabis operator that owns or manages operations and facilities in Illinois, Massachusetts, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking, such as statements regarding the terms and conditions of the Amendment and the RSU, the possibility of one or more Financings, the potential acceleration of our path to positive cash flow generation and facilitation of sustainable and profitable growth, the possibility of cannabis rescheduling, federal banking reform and improved access to capital, the commitment of our lenders to safeguarding the financial health of the company and focusing on long term growth and our expectations regarding the growth of the company and ability to realize our strategic growth plans and accelerate value creation. Forward-looking statements are typically identified by words and phrases such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "seek," "should," "will," "would," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statements expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond 4Front's control including but not limited to receipt of third-party and regulatory approvals, if any, on terms and conditions stated in the Amendment, the Financing, the coming into force of any proposed government federal legislation including regarding cannabis rescheduling and banking reform and the risk factors and other cautionary statements as set out in the materials we file with applicable securities authorities including our Annual Report on Form 10-K for the year ended December 31, 2022. Therefore, you are cautioned against relying on any of these forward-looking statements. Actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, including Canadian and U.S. federal securities laws, 4Front does not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001627883

For further information: 4Front Investor Contacts: Andrew Thut, Chief Executive Officer, IR@4frontventures.com, 602-633-3067; Media Contact: MATTIO Communications, 4Front@mattio.com

CO: 4Front Ventures Corp.

CNW 08:04e 31-JAN-24